Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of CEA Space Partners I Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-254784 ) of our report dated March 26, 2021, except for the second paragraph of Note 8, as to which the date is May 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of CEA Space Partners I Corp. as of March 3, 2021 and for the period from February 18, 2021 (inception) through March 3, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

May 25, 2021